Exhibit 10.48
Execution Copy
ARBITRON INC.

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made February 8, 2011 (the “Amended Effective Date”) by and between Arbitron Inc., a Delaware corporation (the "Company”), and William T. Kerr, an individual (“you”) (and, together, “Parties”). It supersedes and replaces your employment agreement dated February 11, 2010.
     WHEREAS, the Company wishes to continue to employ you, and you wish to continue to be employed by the Company.
     NOW THEREFORE, in consideration of your acceptance of continued employment under the terms of this revised agreement, the Parties agree to be bound by the terms contained in this Agreement as follows:
     1. Engagement. Beginning January 10, 2010 (the “Initial Effective Date”), the Company has employed you as President and Chief Executive Officer. You will report directly to the Board of Directors of the Company (the “Board”). You will be responsible for general management of the affairs of the Company. You will at all times comply with all written policies of the Company then in effect.
     2. Commitment. During and throughout the Employment Term, you must devote substantially all of your full working time and attention to the Company. During the Employment Term, you must not engage in any employment, occupation, consulting or other similar activity for direct or indirect financial remuneration unless approved by the Board; provided, however, that you may, subject to compliance with the notice and consent requirements set forth in the Company’s Corporate Governance Policies and Guidelines, (i) serve in any capacity with any professional, community, industry, civic (including governmental boards), educational or charitable organization, (ii) serve on for-profit entity board(s) having obtained prior consent and written approval from the Board’s Nominating and Corporate Governance Committee, and (iii) subject to the Company’s conflict of interest policies applicable to all employees, make investments in other businesses and manage your and your family’s personal investments and legal affairs; provided that any such activities described in clauses (i)-(iii) above do not materially interfere with the performance of your duties for the Company. You will perform your services under this Agreement primarily at the Company’s headquarters in Columbia, Maryland. You understand and agree that your employment may require travel from time to time. The Company intends to support your election as a member of the Board so long as you remain employed as the Chief Executive Officer.

     3. Employment Term. The Company hereby agrees to continue to employ you and you hereby accept continued employment with the Company upon the terms set forth in this Agreement, for the period commencing on the Amended Effective Date and ending at the close of business on January 10, 2013 (the “Extended Term”), unless sooner terminated in accordance with the provisions of Section 6 (such period, as it also may be extended, the “Employment Term”).
     4. Cash and Stock Compensation.
          (a) Base Salary. Beginning as of the Amended Effective Date, you will receive a base salary at a monthly rate of $66,666.67, annualizing to $800,000 (“Base Salary”). The Company will pay your Base Salary in accordance with the Company’s regular payroll practices, but no less frequently than monthly. The Board will review your Base Salary no less frequently than annually. If increased, the increased Base Salary will become the Base Salary for all purposes of this Agreement. Your Base Salary will not be decreased without your written consent.
          (b) Incentive Bonus. Upon meeting the applicable performance criteria established by the Company’s Compensation and Human Resources Committee of the Board (the “Compensation Committee”) in its sole discretion, you will be eligible to receive an annual incentive bonus (the “Annual Bonus”) for a given fiscal year of the Company targeted at an amount equal to 100% of your Base Salary in effect at the beginning of such fiscal year (“Target Bonus”). For performance exceeding such applicable performance criteria in the sole judgment of the Compensation Committee, the Annual Bonus will be increased to an amount in excess of the Target Bonus up to a maximum of 200% of your Base Salary in effect at the beginning of such fiscal year, which additional bonus amount the Compensation Committee will determine in its sole discretion. The Annual Bonus, if any, will be paid when other executives receive their bonuses under comparable arrangements but, in any event, between January 1 and April 30 of the year following the year with respect to which it is earned.
          (c) Equity Compensation.
          (i) Ongoing Grants. The Company will ask the Compensation Committee to grant you long-term incentives for 2011 on or after the Amended Effective Date with a grant date equivalent value of at least 200% of your Base Salary, to be divided into the same proportion of performance-based cash and stock-based awards as apply to other senior executives, but with all stock-based awards in the form of performance-based Deferred Stock Units (“DSUs”), which will vest only upon satisfaction of applicable performance objectives to be established by the Compensation Committee and which will be payable only after your separation from service and subject to the provisions of Section 4(c)(ii) below, subject to the same criteria as for other members of senior management. The Compensation Committee at its sole discretion will consider the grant of additional compensatory stock awards in future years while you remain employed.

          (ii) Special Acceleration. The awards described in Section 4(c)(i) will vest and/or become exercisable in accordance with the Company’s customary terms. However, to the extent more favorable to you (except as described for “Cause”) and to the extent that there is no termination of options or other awards for reasons provided in the Company’s 2008 Equity Compensation Plan, the following terms will also apply, subject, where applicable, to Sections 6(f) (requiring a release) and 7 (relating to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”)):
     a) The vesting and exercisability of awards will be accelerated on death or disability (as the latter is determined under Section 6(c) and except to the extent acceleration would trigger taxes under Section 409A). Notwithstanding the foregoing, any performance-based awards will require satisfaction of the applicable performance objectives but will not be prorated for partial years or periods of service.
     b) On a termination by the Company without Cause, your Retirement, or your ceasing to be employed for any reason (other than Cause) after the Extended Term any performance-based awards will require satisfaction of the applicable performance objectives but will not be prorated for partial years or periods of service.
     c) Your resignation before the end of the Extended Term, other than through Retirement, will cause unvested awards to be forfeited.
     d) Termination for Cause will cause forfeiture of vested and unvested awards.
     e) Vesting, acceleration, and other compensation may be delayed or eliminated if you would be subject to a golden parachute tax (under Code Section 4999), as set forth on Exhibit A to this Agreement.
     5. Employee Benefits.
          (a) Employee Welfare and Retirement Plans. You will, to the extent eligible, be entitled to participate at a level commensurate with your position in all employee welfare benefit and retirement plans and programs the Company provides to its executives in accordance with the terms thereof as in effect from time to time. You will be covered under the Company’s Director and Officer liability insurance policy, to the same extent as other officers.
          (b) Business Expenses. Upon submission of appropriate documentation in accordance with Company policies, the Company will promptly pay, or reimburse you for, all reasonable business expenses that you incur in performing your duties under this Agreement, including, but not limited to, travel, entertainment, professional dues and subscriptions, as long as such expenses are reimbursable under the Company’s policies. Any payments or expenses provided in this Section 5(b) will be paid in accordance with Section 7(c).

     6. Termination of At-Will Employment.
          (a) General. Subject in each case to the provisions of this Section 6, nothing in this Agreement interferes with or limits in any way the Company’s right to terminate your employment at any time, for any reason or no reason, with or without notice, and nothing in this Agreement confers on you any right to continue in the Company’s employ. If your employment ceases for any or no reason, you (or your estate, as applicable) will be entitled to receive (in addition to any compensation and benefits you are entitled to receive under Section 4(c)(ii)): (i) any earned but unpaid Base Salary through and including the date of termination of your employment, to be paid in accordance with the Company’s regular payroll practices no later than the next regularly scheduled pay date; (ii) any earned but unpaid Annual Bonus for the calendar year preceding the year in which your employment ends, to be paid on the date such Annual Bonus otherwise would have been paid if your employment had continued; (iii) unreimbursed business expenses in accordance with the Company’s policies, to be paid in accordance with Section 7(c); (iv) the amount of any accrued but unused paid time off; and (v) any amounts or benefits to which you are then entitled under the terms of the benefit plans then sponsored by the Company in accordance with their terms (and not accelerated to the extent acceleration does not satisfy Section 409A). Notwithstanding any other provision in this Agreement to the contrary, any severance benefits to which you may be entitled will be provided exclusively through the terms of Sections 4(c)(ii) and 6.
          (b) Termination Without Cause; Retirement; Position Diminishment.
          (i) If, on or before January 10, 2012 (the “Initial Term”), (x) the Company terminates your employment without Cause or (y) your Retirement occurs, the Company will pay to you in cash, subject to compliance with Section 6(f):
     a) an amount equal to the Base Salary due for the remainder of the Extended Term (plus an additional amount equal to the annual Base Salary for an event described in Section 6(b)(i) that occurs on or before December 31, 2011), paid in equal installments over the remainder of the Extended Term following the Release Effective Date in accordance with the Company’s standard payroll policies and procedures, beginning no later than 30 days after the Release Effective Date (except as Section 7 requires); provided, however, that if the last day of the 60 day period for an effective release falls in the calendar year following the year of your date of termination, the severance payments will be paid or begin no earlier than January 1 of such subsequent calendar year; and
     b) a bonus component (the “Bonus Component”). If the Annual Bonus for your year of termination is determined under a program intended to qualify as performance-based for purposes of Section 162(m) (an “Exempt Bonus”), you will be paid the Bonus Component under the timing provided in Section 4(b) of this Agreement as though you had remained employed, with the Bonus Component determined under the factors for such Annual Bonus, with such adjustments as the Compensation Committee makes under such factors (using its negative discretion), but such amount will not be prorated for the partial year of service. If the Annual Bonus for your year of termination is not intended to be an Exempt Bonus, the Bonus Component will be the Target Bonus paid in the timing provided in Section 4(b) of this Agreement, but such amount will not be prorated for the partial year of service. Payment under this subclause (b) will be delayed if the Release Effective Date has not occurred by the time the Annual Bonus is due.
          (ii) If, during the period from the day after the end of the Initial Term through the last day of the Extended Term, the Company terminates your employment without Cause or you resign as a result of a Position Diminishment, the Company will pay to you in cash, subject to compliance with Section 6(f):
     a) an amount equal to the Base Salary due for the remainder of the Extended Term, paid in equal installments over the remainder of the Extended Term following the Release Effective Date in accordance with the Company’s standard payroll policies and procedures, beginning no later than 30 days after the Release Effective Date (except as Section 7 requires); provided, however, that if the last day of the 60 day period for an effective release falls in the calendar year following the year of your date of termination, the severance payments will be paid or begin no earlier than January 1 of such subsequent calendar year; and
     b) the Bonus Component. If the Annual Bonus for your year of termination is intended to be an Exempt Bonus, you will be paid the Bonus Component under the timing provided in Section 4(b) of this Agreement as though you had remained employed, with the Bonus Component determined under the factors for such Annual Bonus, with such adjustments as the Compensation Committee makes under such factors (using its negative discretion), but such amount will not be prorated for the partial year of service. If the Annual Bonus for your year of termination is not intended to be an Exempt Bonus, the Bonus Component will be the Target Bonus paid in the timing provided in Section 4(b) of this Agreement, but such amount will not be prorated for the partial year of service. Payment under this subclause (b) will be delayed if the Release Effective Date has not occurred by the time the Annual Bonus is due.
          (c) Change in Control. If, within 12 months following a Change in Control, your employment ends on a termination without Cause or you resign for Position Diminishment, in addition to the compensation and benefits described in Section 6(a) above (but in lieu of the compensation under Section 6(b) and subject to the release required under Section 6(f)), the Company will pay to you in cash an aggregate amount equal to the sum of 250% of your Base Salary plus 250% of your Target Bonus, paid in equal installments over a 24 month period following the Release Effective Date in accordance with the Company’s standard payroll policies and procedures, but no less frequently than monthly and in a manner not inconsistent with Section 7 hereof.

          (d) You must continue to comply with the covenants under Sections 8 and 9 below to continue to receive severance benefits.
          (e) Death or Disability. Your employment hereunder will terminate immediately upon your death, or if the Board, based upon appropriate medical evidence, determines you have become physically or mentally incapacitated so as to render you incapable of performing your usual and customary material duties even with a reasonable accommodation for a continuous period in excess of 180 days. Termination under this subsection is not covered by Section 6(b) or 6(c).
          (f) Release Requirement. The severance in Section 6(b) and 6(c) and the continued vesting described in Section 4(c)(iii)(b) will occur only after and if you sign a release of claims and separation agreement (the “Release”) to be provided by the Company and any revocation period expires (the “Release Effective Date”) before the earlier of the date the Company specifies or the 60th day following employment termination. Notwithstanding the foregoing, if, in the context of a Change in Control, the Board determines that the equity compensation will not exist after the Change in Control event, the vesting and exercisability of equity compensation will accelerate on or in connection with the Change in Control, subject to your requirement to comply with the following provisions if you do not sign the Release or it does not become irrevocable by the 60th day after your employment ends. With respect to the continued vesting, you agree that, within 10 days after receiving from the Company written notification that the Compensation Committee has determined that you have received the benefits of continued vesting but have failed to meet the Release requirement of this Section 6(f), you will pay to the Company for each share of Company stock you receive (or become vested in) under Section 4(c)(ii)(b) or Section 6(c) whichever of the following is applicable:
          (i) For stock options, the gain equaling the excess, if any, of the fair market value on the exercise date (as determined under the applicable equity incentive plan) of the shares received on exercise over the exercise price paid for such shares, without regard to any market price increase or decrease after exercise (or, if higher, the proceeds received on disposition of the shares).
          (ii) For DSUs or equivalent equity, the fair market value of the shares issued to you (or, if higher, the proceeds received on disposition of the shares); and
          (iii) For any other form of award, such amount as the Compensation Committee may determine, applying similar principles.
Payment is due in cash or cash equivalents within ten days after the Compensation Committee provides notice to you that it is enforcing this Section. Any equity awards not already vested or exercised will then be immediately forfeited. Payment will be calculated on a gross basis, without reduction for taxes or commissions. The Compensation Committee may, but is not required to, accept retransfer of shares in lieu of cash payments. For purposes of this recoupment, the Board will determine the fair market value in good faith using either trading prices, deal prices, or other measures of value.

          (g) Definitions.
          (i) Cause. For purposes of this Agreement, “Cause” means termination of your employment because of (i) fraud; (ii) misrepresentation; (iii) theft or embezzlement of assets of the Company; (iv) your conviction, or plea of guilty or nolo contendere to any felony (or to a felony charge reduced to a misdemeanor), or, with respect to your employment, to any misdemeanor (other than a traffic violation), or your intentional violations of law involving moral turpitude; (v) material failure to follow the Company’s conduct and ethics policies that continues for 10 days after a written demand for your compliance that specifically identifies the manner in which it is alleged you have not attempted in good faith to comply; and/or (vi) your continued failure to attempt in good faith to perform your duties as reasonably assigned by the Board to you for a period of 60 days after a written demand for such performance that specifically identifies the manner in which it is alleged you have not attempted in good faith to perform such duties. The Company will not treat your termination of employment with the Company as a termination for Cause for purposes of this Agreement if the termination occurred because of any act or omission you reasonably believed in good faith to have been in, or not opposed to, the Company’s interests.
          (ii) Change in Control. For purposes of this Agreement, “Change in Control” has the meaning ascribed to it in the Company’s 2008 Equity Compensation Plan. Notwithstanding the foregoing, where required by Section 409A, the Change in Control must also be an event described in Treas. Reg. Section 1.409A-3(i)(5).
          (iii) Position Diminishment. For purposes of this Agreement, “Position Diminishment” means a material reduction in your responsibilities, duties, or authority as in effect immediately before a Change in Control or as of the Amended Effective Date, as applicable. You may only resign as a result of a Position Diminishment if you (x) provide notice to the Company within 90 days following the initial existence of the condition constituting a Position Diminishment that you consider the Position Diminishment to be grounds to resign; (y) provide the Company a period of 30 days to cure the Position Diminishment, and (z) actually cease employment, by the six month anniversary following the effective date of the Position Diminishment, if the Position Diminishment is not cured, within the 30-day cure period. If the Position Diminishment follows a Change in Control, you may only resign for Position Diminishment upon the further condition of your completion of a post-replacement transition period of the shorter of 90 days or such period as the Board requests.
          (iv) Retirement. For purposes of this Agreement, “Retirement” means your voluntary resignation upon your replacement as Chief Executive Officer and your completion of a post-replacement transition period of the shorter of 90 days or such period as the Board requests; provided, however, that you may not initiate your resignation under this clause (iv) before the Board approves your replacement and have such resignation treated as Retirement.
          (h) Further Effect of Termination on Board and Officer Positions. If your employment ends for any reason, you agree that you will cease immediately to hold any and all officer or director positions you then have with the Company or any affiliate, absent a contrary direction from the Board (which may include either a request to continue such service or a direction to cease serving upon notice without regard to whether your employment has ended), except to the extent that you reasonably and in good faith determine that ceasing to serve as a director would breach your fiduciary duties to the Company or such affiliate. You hereby irrevocably appoint the Company to be your attorney-in-fact to execute any documents and do anything in your name to effect your ceasing to serve as a director and officer of the Company and any affiliate, should you fail to resign following a request from the Company to do so. A written notification signed by a director or duly authorized officer of the Company that any instrument, document or act falls within the authority conferred by this subsection will be conclusive evidence that it does so. The Company will prepare any documents, pay any filing fees, and bear any other expenses related to this section.
     7. Effect of Section 409A of the Code.
          (a) Six Month Delay. For purposes of this Agreement, a termination of employment shall mean a “separation from service” as defined in Section 409A. If and to the extent any portion of any payment, compensation or other benefit provided to you in connection with your separation from service (as defined in Section 409A) is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination you hereby agree that you are bound, such portion of the payment, compensation or other benefit will not be paid before the earlier of (i) the day that is six months plus one day after the date of separation from service (as determined under Section 409A) or (ii) the tenth (10th) day after the date of your death (as applicable, the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to you during the period between the date of separation from service and the New Payment Date will be paid to you in a lump sum in the first payroll period beginning after such New Payment Date (together with simple interest at the short-term applicable federal rate in effect on the date your employment ended), and any remaining payments will be paid on their original schedule.
          (b) General 409A Principles. For purposes of this Agreement, each amount to be paid or benefit to be provided will be construed as a separate identified payment for purposes of Section 409A, and any payments that are due within the “short term deferral period” as defined in Section 409A or are paid in a manner covered by Treas. Reg. Section 1.409A-1(b)(9)(iii) will not be treated as deferred compensation unless applicable law requires otherwise. Neither the Company nor you will have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. This Agreement is intended to comply with the provisions of Section 409A and this Agreement will, to the extent practicable, be construed in accordance therewith. Terms defined in this Agreement will have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A. In any event, the Company makes no representations or warranty and will have no liability to you or any other person, other than with respect to payments made by the Company in violation of the provisions of this Agreement, if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section.
          (c) Expense Timing. Payments with respect to reimbursements of business expenses will be made in the ordinary course of business and in any case on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year. The right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
     8. Confidentiality, Disclosure, and Assignment
          (a) Confidentiality. You will not, during or after the Employment Term, publish, disclose, or utilize in any manner any Confidential Information obtained while employed by the Company other than on the Company’s behalf. If your employment with the Company ends, you will not, without the Company’s prior written consent, retain or take away any drawing, writing, or other record in any form containing any Confidential Information. For purposes of this Agreement, “Confidential Information” means information or material of the Company that is not generally available to or used by others unaffiliated with the Company, or the utility or value of which is not generally known or recognized as standard practice, whether or not the underlying details are in the public domain, including:
          (i) information or material relating to the Company and its business as conducted or anticipated to be conducted; business plans; operations; past, current or anticipated software, products or services; customers or prospective customers; or research, engineering, development, manufacturing, purchasing, accounting, or marketing activities;
          (ii) information or material relating to the Company’s inventions, improvements, discoveries, “know-how,” technological developments, or unpublished writings or other works of authorship, or to the materials, apparatus, processes, formulae, plans or methods used in the development, manufacture or marketing of the Company’s software, products or services;
          (iii) information on or material relating to the Company that when received is marked as “proprietary,” “private,” or “confidential”;
          (iv) the Company’s trade secrets;
          (v) software of the Company in various stages of development, including computer programs in source code and binary code form, software designs, specifications, programming aids (including “library subroutines” and productivity tools), interfaces, visual displays, technical documentation, user manuals, data files and databases of the Company; and

          (vi) any similar information of the type described above that the Company obtained from another party and that the Company treats as or designates as being proprietary, private or confidential, whether or not owned or developed by the Company.
Notwithstanding the foregoing, “Confidential Information” does not include any information that is properly published or in the public domain; provided, however, that information that is published by or with your aid outside the scope of employment or contrary to the requirements of this Agreement will not be considered to have been properly published, and therefore will not be in the public domain for purposes of this Agreement.
          (b) Business Conduct and Ethics. During your employment with the Company, you will not engage in any activity that may conflict with the Company’s interests, and you will comply with the Company’s policies and guidelines pertaining to business conduct and ethics.
          (c) Disclosure. You will disclose promptly in writing to the Company all inventions, discoveries, software, writings and other works of authorship that you conceived, made, discovered, or wrote jointly or singly on Company time or on your own time during the period of your employment by the Company, provided that the invention, improvement, discovery, software, writing or other work of authorship is capable of being used by the Company in the normal course of business, and all such inventions, improvements, discoveries, software, writings and other works of authorship shall belong solely to the Company.
          (d) Instruments of Assignment. You will sign and execute all instruments of assignment and other papers to evidence vestiture of your entire right, title and interest in such inventions, improvements, discoveries, software, writings or other works of authorship in the Company, at the Company’s request and expense, and you will do all acts and sign all instruments of assignment and other papers the Company may reasonably request relating to applications for patents, patents, copyrights, and the enforcement and protection thereof. If you are needed, at any time, to give testimony, evidence, or opinions in any litigation or proceeding involving any patents or copyrights or applications for patents or copyrights, both domestic and foreign, relating to inventions, improvements, discoveries, software, writings or other works of authorship you conceived, developed or reduced to practice, you hereby agree to do so, and if your employment ends, the Company will pay you at an hourly rate mutually agreeable to the Company and you, plus reasonable traveling or other expenses, subject to Section 7(c) of this Agreement.
          (e) Additional Post-Employment Provisions. When your employment ends, you must (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) if such property is owned or exclusively used by the Company; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in your possession or control (including any of the foregoing stored or located in your office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, except that you may retain only those portions of any personal notes, notebooks and diaries that do not contain Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which you are or become aware to the extent such information is in your possession or control. Notwithstanding anything elsewhere to the contrary, you may retain (and not destroy) (x) information showing your compensation or relating to reimbursement of expenses that you reasonably believe are necessary for tax purposes and (y) copies of plans, programs, policies and arrangements of, or other agreements with, the Company addressing your compensation or employment or termination thereof.
          (f) Survival. The obligations of this Section 8 (except for Section 8(b)) will survive the expiration or termination of this Agreement and your employment.
     9. Non-Competition, Non-Recruitment, and Non-Disparagement.
          (a) General. The Parties recognize and agree that (a) you are a senior executive of the Company, (b) you have received and will in the future receive substantial amounts of the Company’s Confidential Information, (c) the Company’s business is conducted on a worldwide basis, and (d) provision for non-competition, non-recruitment and non-disparagement obligations by you is critical to the Company’s continued economic well-being and protection of the Company’s Confidential Information. In light of these considerations, this Section 9 sets forth the terms and conditions of your obligations of non-competition, non-recruitment, and non-disparagement during and subsequent to the termination of this Agreement and/or the cessation of your employment for any reason.
          (b) Non-Competition.
          (i) Unless the Company waives or limits the obligation in accordance with Section 9(b)(ii), you agree that during employment and for 12 months following your cessation of employment for any reason (the “Noncompete Period”), you will not directly or indirectly, alone or as a partner, officer, director, shareholder or employee of any other firm or entity, engage in any commercial activity in competition with any part of the Company’s business as conducted as of the date of such termination of employment or with any part of the Company’s contemplated business with respect to which you have Confidential Information. For purposes of this clause (i), “shareholder” does not include beneficial ownership of less than 5% of the combined voting power of all issued and outstanding voting securities of a publicly held corporation whose stock is traded on a major stock exchange. Also for purposes of this clause (i), “the Company’s business” includes business conducted by the Company, its subsidiaries, or any partnership or joint venture in which the Company directly or indirectly has ownership of at least one third of the voting equity. The Noncompete Period will be further extended by any period of time during which you are in violation of Section 9(b). For purposes of this Section 9, competitors of the Company currently include but are not limited to comScore, Inc., GfK AG, The Nielsen Company B.V., Rentrak Corporation, and WPP PLC.

          (ii) At its sole option the Company may, by written notice to you at any time within the Noncompete Period, waive or limit the time and/or geographic area in which you cannot engage in competitive activity.
          (iii) During the Noncompete Period, before accepting employment with or agreeing to provide consulting services to, any firm or entity that offers competitive products or services, you must give 30 days’ prior written notice to the Company. Such written notice must be sent by certified mail, return receipt requested (attention: Office of the Chief Legal Officer with a required copy to the Chair of Compensation Committee), must describe the firm or entity and the employment or consulting services to be rendered to the firm or entity, and must include a copy of the written offer of employment or engagement of consulting services. The Company must respond or object to such notice within 30 days after receipt, and the absence of a response will constitute acquiescence or waiver of the Company’s rights under this Section 9.
          (c) Non-Recruitment. During employment and for a period of 12 months following cessation of employment for any reason, you will not initiate or actively participate in any other employer’s recruitment or hiring of the Company’s employees.
          (d) Non-Disparagement. You will not, during employment or after the termination or expiration of this Agreement, make disparaging statements, in any form, about the Company, its officers, directors, agents, employees, products or services that you know, or have reason to believe, are false or misleading.
          (e) Enforcement. If you fail to provide notice to the Company under Section 9(b)(iii) and/or in any way violate your obligations under Section 9, the Company may enforce all of its rights and remedies provided to it under this Agreement, or in law and in equity, without the requirement to post a bond, including without limitation ceasing any further payments to you under this Agreement, and you will be deemed to have expressly waived any rights you may have had to the benefits to be provided under Section 4(c)(ii).
          (f) Survival. The obligations of this Section 9 survive the expiration or termination of this Agreement and your employment.
     10. Miscellaneous.
          (a) Notices. All notices, demands, requests or other communications required or permitted to be given or made hereunder must be in writing and must be delivered, telecopied or mailed by first class registered or certified mail, postage prepaid, addressed as follows:

If to the Company:	Arbitron Inc.
Office of Chief Legal Officer
9705 Patuxent Woods Drive
Columbia, MD 21046
If to you:	At your last address on file with the Company

or to such other address as either party may designate in a notice to the other. Each notice, demand, request or other communication that is given or made in the manner described above will be treated as sufficiently given or made for all purposes three days after it is deposited in the U.S. certified mail, postage prepaid, acceptance confirmation or at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the answer back or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.
          (b) No Mitigation/No Offset. You are not required to seek other employment or otherwise mitigate the value of any severance benefits contemplated by this Agreement, nor will any such benefits be reduced by any earnings or benefits that you may receive from any other source. The amounts payable hereunder will not be subject to setoff, counterclaim, recoupment, defense or other right which the Company may have against you or others. Notwithstanding any other provision of this Agreement, any sum or sums paid under this Agreement will be in lieu of any amounts to which you may otherwise be entitled under the terms of any severance plan, policy, program, agreement or other arrangement sponsored by the Company or an affiliate of the Company.
          (c) Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE RELEASE IT CONTEMPLATES, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, THE PARTIES AGREE THAT ANY PARTY MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS RELEASE OR TO ANY OF THE MATTERS CONTEMPLATED UNDER THIS AGREEMENT, RELATING TO YOUR EMPLOYMENT, OR COVERED BY THE CONTEMPLATED RELEASE.
          (d) Severability. Each provision of this Agreement must be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Moreover, if a court of competent jurisdiction determines any of the provisions contained in this Agreement to be unenforceable because the provision is excessively broad in scope, whether as to duration, activity, geographic application, subject or otherwise, it will be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law to achieve the intent of the Parties.

          (e) Assignment. This Agreement will be binding upon and will inure to the benefit of your heirs, beneficiaries, executors and legal representatives upon your death and this Agreement will be binding upon any legal successor of the Company. Any legal successor of the Company will be treated as substituted for the Company under the terms of this Agreement for all purposes. You specifically agree that any assignment may include rights under the restrictive covenants of Sections 8 and 9. As used herein, “successor” will mean any person, firm, corporation or other business entity that at any time, whether by purchase or merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.
     None of your rights to receive any form of compensation payable under this Agreement will be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon your death or as provided in Section 10(h) hereof. Any attempted assignment, transfer, conveyance or other disposition (other than as aforesaid) of any interest in your rights to receive any form of compensation hereunder will be null and void; provided, however, that notwithstanding the foregoing, you will be allowed to transfer vested shares subject to stock options or the vested portion of other equity awards (other than incentive stock options within the meaning of Section 422 of the Code) consistent with the rules for transfers to “family members” as defined in Securities Act Form S-8 to the extent permitted under the terms of the awards.
          (f) No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed both by you and the Chair of the Compensation Committee.
          (g) Other Agreements. You hereby represent that your performance of all the terms of this Agreement and the performance of your duties as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by you in confidence or in trust prior to your employment with the Company and that you will not disclose to the Company or induce the Company to use any confidential or proprietary information, knowledge or material belonging to any previous employer or others. You also represent that you are not a party to or subject to any restrictive covenants, legal restrictions, policies, commitments or other agreements in favor of any entity or person that would in any way preclude, inhibit, impair or limit your ability to perform your obligations under this Agreement, including non-competition agreements or non-solicitation agreements, and you further represent that your performance of the duties and obligations under this Agreement does not violate the terms of any agreement to which you are a party. You agree that you will not enter into any agreement or commitment or agree to any policy that would prevent or hinder your performance of duties and obligations under this Agreement.
          (h) Survivorship. The respective rights and obligations of the Company and you hereunder will survive any termination of your employment to the extent necessary to the intended preservation of such rights and obligations.
          (i) Beneficiaries. You will be entitled, to the extent applicable law permits, to select and change the beneficiary or beneficiaries to receive any compensation or benefit payable hereunder upon your death by giving the Company written notice thereof in a manner consistent with the terms of any applicable plan documents. If you die, severance then due or other amounts due hereunder will be paid to your designated beneficiary or beneficiaries, or, if none are designated or none survive you, your estate.
          (j) Withholding. The Company will be entitled to withhold, or cause to be withheld, any amount of federal, state, city or other withholding taxes or other amounts either required by law or authorized by you with respect to payments made to you in connection with your employment.
          (k) Company Policies. References in the Agreement to Company policies and procedures are to those policies as they may be amended from time to time by the Company.
          (l) Governing Law. This Agreement must be construed, interpreted, and governed in accordance with the laws of Maryland, without reference to rules relating to conflicts of law.
          (m) Entire Agreement. This Agreement and any documents referred to herein represent the entire agreement of the Parties and will supersede any and all previous contracts, arrangements or understandings between the Company and you, provided, however, that the terms of any options or other equity compensation you received in your capacity as Chief Executive Officer before the date of this Agreement will be governed by the equity terms in Section 4(c) of your employment agreement with the Company dated February 6, 2010.
Signatures on Page Following

     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and you have hereunto set your hand, as of the dates below.

ARBITRON INC.:
By:	/s/ Philip Guarascio
Philip Guarascio
Chairman of the Arbitron Board of Directors

EXECUTIVE:
/s/ William T. Kerr
William T. Kerr